Exhibit 2.3

ALPHA STAR ACQUISITION CORPORATION

Consent to Transfer of Shares

Reference is made to that certain Target Lock-Up and Support Agreement dated September 23, 2024 (the “Target Lock-Up Agreement”), entered into in connection with the Business Combination involving Alpha Star Acquisition Corporation (“SPAC”), Xdata Group (“PubCo”), OÜ XDATA GROUP (the “Company” or “XDATA”), and Roman Eloshvili, the shareholder of XDATA (“Company Shareholder”).

Pursuant to Section 5.2 of the Target Lock-Up Agreement, during the Exclusivity Period, a Company Shareholder may not Transfer any Subject Shares, other than, among other things, upon the consent of both the Company and SPAC.

SPAC hereby confirms that it has been informed of the proposed transfer by Roman Eloshvili (the “Seller”) to each investor listed in Annex A (the “Investors”) of portion of Seller’s share at the Company representing 0.0014 % of the share capital in the Company, having a nominal value of EUR 0.14 (fourteen euro cents) each (the “Transferred Shares”), pursuant to the Share Purchase Agreement to be executed between the Seller and the Investor (the “SPA”).

In connection with the proposed transfer, SPAC confirms that it has received and reviewed the documents and information it requested in respect of the Investor for purposes of considering this consent.

Accordingly, for purposes of Section 5.2 of the Target Lock-Up Agreement, SPAC hereby consents to the transfer of the Transferred Shares by the Seller to the Investor pursuant to the SPA.

SPAC acknowledges and agrees that this consent is given on the basis of the information and documents provided to SPAC in connection with the Investor and may be relied upon by the Seller, the Investor and XDATA in connection with the implementation of the proposed transfer and the related transaction steps.

This Consent is effective upon execution and is irrevocable. SPAC may not withdraw, revoke, challenge or otherwise object to the transfer of the Transferred Shares, or claim that its consent was uninformed or insufficiently informed, except in the case of fraud or wilful misconduct by the Company or the Company Shareholder in knowingly providing materially false information about the Investor.

ALPHA STAR ACQUISITION CORPORATION

/s/ Zhe Zhang
Name:	Zhe Zhang
Title:	CEO
Date:	22.04.2026

Annex A

List of investors